Exhibit 99.1

JEFFERSONVILLE BANCORP

PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Raymond Walter, President – CEO	For Release
February 09, 2005

Company Press Release

Jeffersonville Bancorp Announces Fourth Quarter and Annual 2004 Earnings and Declares Quarterly Dividend

Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today fourth quarter net income after taxes of $1,585,000 ($0.36 basic earnings per share) compared to $1,365,000 ($0.31 basic earnings per share) for the fourth quarter of 2003, an increase of 16%. Earnings for the full year, 2004 were $6,171,000 ($1.39 basic earnings per share) compared to $5,732,000 ($1.29 basic earning per share) in 2003, an increase of 7.7%.

A cash dividend in the amount of ten cents ($0.10) on the common stock of the company was declared at the February 08, 2005 meeting of the Board of Directors. The dividend is payable on March 1, 2005 to stockholders of record at the close of business on February 18, 2005.

Total assets as of December 31, 2004 were $363,867,000 an increase of $11,663,000 or 3.3% from December 31, 2003. Deposits increased $12,867,000 or 4.6% to $293,094,000 during the same period while net loans increased by $27,485,000 or 14.2% to $220,591,000.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.